Exhibit 4.4
Term Loan No. D
LOAN AGREEMENT
THIS LOAN AGREEMENT (this “Agreement”) is entered into as of March 31, 2016, by and between BASIN ELECTRIC POWER COOPERATIVE, a North Dakota cooperative (the “Company”), and CoBANK, ACB, a federally chartered instrumentality of the United States (“CoBank”).
In consideration of the agreements herein and in the other “Loan Documents” (as hereinafter defined) and in reliance upon the representations and warranties set forth herein and therein, the parties agree as follows:
ARTICLE 1
DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.01.    Definitions. Capitalized terms used in the Agreement and defined in Exhibit A hereto shall have the meanings set forth in that Exhibit.
SECTION 1.02.    Rules of Interpretation. The rules of interpretation set forth in Exhibit A shall apply to this Agreement.
ARTICLE 2
AMOUNT AND TERMS OF LOAN
SECTION 2.01.    Term Loan Commitment. On the terms and subject to the conditions set forth in this Agreement, CoBank agrees to make a single term loan (the “Loan”) to the Company in the amount of $100,000,000 (the “Commitment”). CoBank’s obligation to make the Loan shall expire at 12:00 Noon, Mountain Time, on April 1, 2016, or on such later date as CoBank may, in its sole discretion, authorize in writing. Under the Commitment, amounts borrowed and later repaid may not be re-borrowed.
SECTION 2.02.    Purpose. The purpose of the Loan is to finance capital expenditures that will become part of the Trust Estate or for other general corporate purposes.
SECTION 2.03    Availability. Subject to Article 3 hereof, the Loan will be made available on any Business Day upon the written request of the Company in the form attached hereto as Exhibit B (the “Request for Loan”). The Request for Loan must be: (A) duly executed and completed by the Company; and (B) unless otherwise agreed to in writing by CoBank, received by CoBank not later than 10:00 AM Mountain Time three Business Days before the date of the Loan. The Request for Loan shall be furnished by facsimile transmission to 303-740-4002, with a copy emailed to [***]. The Loan will be made available by wire transfer of immediately available funds to such account or accounts as may be properly authorized by the Company on forms supplies or approved by CoBank.

SECTION 2.04.    Interest.
(A)    Interest Rate. The Company agrees to pay interest on the unpaid principal balance of the Loan at a fixed rate equal to 4.48% per annum.
(B)    Calculation and Payment. Interest shall be calculated on the basis of a year consisting of 360 days and twelve 30-day months. In calculating interest, the date the Loan is made shall be included and the date the Loan or each principal installment thereof is repaid shall, if received before 10:00 AM Mountain Time, be excluded. Interest shall be calculated and paid semi-annually in arrears on the last day of each September and March.
SECTION 2.05.    Repayment. The principal amount of the Loan shall be repaid in 60 equal consecutive semi-annual installments of $1,666,667, each due on the last day of each March and September, with the first installment due on September 30, 2016, and the last installment due on March 30, 2046; provided, however, that the final installment shall be in an amount equal to the then unpaid principal balance of the Loan.
SECTION 2.06.    Prepayment and Premium.
(A)    Voluntary. The Company may prepay the Loan in whole or in part on any Business Day; provided, however, that in the case of partial prepayments, the minimum amount that may be prepaid.
(B)    Application of Partial Prepayments. All partial prepayments shall be applied to principal installments owing on the Loan in the inverse order of their maturity.
(C)    Premium. The Company agrees that in the event the Loan is repaid prior to the final maturity date of the Loan (whether such payment is made voluntarily, as a result of a prepayment, as a result of an acceleration. or otherwise), the Company will pay to CoBank a premium in an amount calculated pursuant to Exhibit C hereto. Such premium shall be due and payable on the date such payment is made or at such other time as is contemplated herein.
SECTION 2.07.    Note. The Company’s obligation to repay the Loan shall: (A) until the Company’s obligations are secured under the Indenture (as provided in Sections 2.08 and 5.11 hereof), be evidenced by a promissory note in substantially the form of Exhibit D-1 hereto (the “Initial Note”); and (B) on and after the date the Loan is secured under the Indenture, be evidenced by a promissory note in substantially the form attached hereto as Exhibit D-2 (the “Replacement Note”).
SECTION 2.08.    Security. The Company's obligations hereunder and under the Note shall be secured by a statutory first priority Lien on all equity which the Company may now own or hereafter acquire or be allocated in CoBank. In addition, the Company agrees that: (A) by December 31, 2016, it will cause the Replacement Note to be secured under the Indenture, equally and ratably with all other Obligations; and (B) in the event it is unable to do so by lune 30. 2016, the rate of interest charged hereunder shall be increased by 2.00% per annum until the Company is able to do so.

SECTION 2.09.    Fees. [Intentionally Omitted]
SECTION 2.10.    Payments.
(A)    Manner of Making Payments. Notwithstanding the terms of the Indenture, the Company shall make, or cause its Paying Agent to make, all payments to CoBank under this Agreement and the Note by wire transfer of immediately available funds in accordance with the following wire transfer instructions (or in accordance with such other wire transfer instructions as CoBank may direct by notice pursuant to Section 9.03):
Name of Bank: COBANK
Location: Greenwood Village, CO
ABA No. [***]
Reference: Basin Electric 2016 Term Loan
In addition, to the extent permitted under the Indenture, the Company agrees that CoBank need not present the Note as a condition to receiving payment thereon; provided, however, that CoBank agrees that it will not transfer the Note without having first complied with the requirements of the Indenture.
(B)    Late Payments. In the event the Company fails to make any payment when due, then without limiting any other rights or remedies that CoBank may have for or on account of such failure, such payment shall be due and payable on demand and, at CoBank's option in each instance, shall accrue interest from the date due to the date paid at the Default Rate.
(C)    Business Days. In the event any day on which principal, interest, or premium is due and payable is not a Business Day, then such payment shall be made on the next Business Day and, notwithstanding the Indenture, interest shall continue to accrue during such period on the principal balance of the Loan.
(D)    Records. CoBank shall keep a record of the unpaid principal balance of the Loan, the interest accrued on the Loan, and all payments made with respect to the Loan, and such record shall, absent of proof of error, be conclusive evidence of the outstanding principal and interest on the Loan. At the request of the Trustee, CoBank shall certify such information to the Trustee, as well as the amount of any premium provided for herein, and the Company agrees that such certification shall, absent proof of error, be conclusive evidence of the amount so certified.
ARTICLE 3
CONDITIONS PRECEDENT
SECTION 3.01. Conditions Precedent. CoBank’s obligation to make the Loan to the Company hereunder is subject to the following conditions precedent, which in the case of instruments and documents, must be in form and content specified herein or otherwise acceptable to CoBank:
(A)    This Agreement. CoBank and the Company shall have duly executed and delivered this Agreement.
(B)    Note. CoBank shall have received an original Initial Note duly executed by the Company.
(C)    Secretary’s Certificate. CoBank shall have received a certificate of the Secretary of the Company in form and content acceptable to CoBank, attaching and certifying as to each of the following (all of which must be in form and content acceptable to CoBank): (1) the resolutions of the Company’s board of directors authorizing the transactions contemplated herein; (2) a certificate setting forth the names and true ink signatures of each of the officers of the Company authorized to sign the Loan Documents; (3) the articles of incorporation of the Company as amended to the date of closing; (4) the bylaws of the Company as amended to the date of closing; (5) a certificate of the Secretary of State of North Dakota dated within 30 days of the date hereto attesting to the due incorporation and good standing of the Company under the Laws of the State of North Dakota; and (6) a copy of the Indenture, including all amendments and supplements thereto.
(D)    Consents and Approvals. CoBank shall have received such evidence as CoBank may require that any required consents and approvals referred to in Section 4.05 hereof have been obtained and are in full force and effect.
(E)    Insurance. CoBank shall have received such evidence as CoBank may require that the Company is in compliance with Section 5.03 hereof.
(F)    Opinion of Counsel. CoBank shall have received a duly executed original opinion of counsel to the Company in form and content, and from counsel, acceptable to CoBank.
(G)    Fees and Charges. CoBank shall have received all fees and charges provided for herein and billed prior to the date hereof.
(H)    Request for Loan. CoBank shall have received a duly executed Request for Loan and all instruments and documents contemplated thereby.
(I)    Absence of Default. No Default or Event of Default shall have occurred and be continuing.
(J)    Representations and Warranties. Each of the representations and warranties of the Company set forth herein and in all other Loan Documents shall be true and correct as of the date of the Loan.
(K)    Officer’s Certificate. CoBank shall have received a certificate of an officer of the Company in form and content, and from an officer, acceptable to CoBank, and each of the representations and warranties set forth therein shall be true and correct as of the date of the Loan.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
To induce CoBank to enter into the Agreement and make the Loan contemplated hereby, the Company represents and warrants that:
SECTION 4.01.    Organization, Etc. The Company and each Subsidiary: (A) is a corporation duly organized, validly existing, and in good standing under the Laws of its jurisdiction of incorporation; (B) has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted; and (C) is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction wherein the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary.
SECTION 4.02    Licenses, Permits, Etc. The Company and each Subsidiary has all licenses, permits, franchises, patents, copyrights, trademarks, tradenames, or rights thereto which are material to the conduct of its business or required by Law.
SECTION 4.03.    Authority. The execution, delivery and performance by the Company of the Agreement and the other Loan Documents and the performance of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, and do not violate any provision of any Law, Judgment, order or ruling of any court or other Governmental Authority, or of the articles of incorporation or bylaws of the Company, or results in a breach of, or constitute a default under, the Indenture or any other agreement to which the Company is a party or by which it may be bound.
SECTION 4.04.    Binding Agreement. Each of the Loan Documents is, or when executed and delivered will be, the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject only to limitations on enforceability imposed in equity or by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally.
SECTION 4.05.    Consents. No consent, permission, authorization, order, license of, or filing with any Governmental Authority or of any party to any agreement to which the Company is a party or by which it or any of its property may be bound or affected, is necessary in connection with the execution, delivery, or performance of the Loan Documents, except such as have been obtained are in full force and effect.
SECTION 4.06.    Compliance with Laws. Neither the Company nor any Subsidiary is in violation of any Law to which it is subject, which violation could reasonably be expected to have a Material Adverse Effect.

SECTION 4.07.    Pending Litigation. Except as disclosed in the officer’s certificate furnished under Section 3.01 (K) hereof, there are no actions, suits or proceedings pending, or to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary in any court or before any Governmental Authority, arbitration board or tribunal, mediator, or the like, which could, if adversely decided, have a Material Adverse Effect. Neither the Company nor any Subsidiary is in default with respect to any Judgment or any order of any court, Governmental Authority, arbitration board or tribunal, mediator or the like.
SECTION 4.08.    Financial Statements. The Financial Statements are, in all material respects, complete and correct and fairly present the financial condition of the Company and its consolidated Subsidiaries as at the date thereof and the results of the operations of the Company and its consolidated Subsidiaries for the period covered by such statements, all in accordance with GAAP consistently applied, and as of the date hereof and as of the date of the Loan: (A) there has been no material adverse change in the condition (financial or otherwise), business or operations of the Company or any Subsidiary from that presented in the Financial Statements; and (B) except as may have arisen in the ordinary course or as may have been disclosed in the officers certificate submitted in connections herewith, there are no liabilities of the Company or any Subsidiary, fixed or contingent, which are herewith, there are no liabilities of the Company or any Subsidiary, fixed or contingent, which are materials but not reflected in the Financial Statements. Neither the Financial Statements nor this Agreement, the Indenture or any other written statement furnished by the Company to CoBank in connection herewith, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading. There is no fact peculiar to the Company or its Subsidiaries which the Company has not disclosed to CoBank in writing which has had a Materials Adverse Effect not, so far as the Company can now foresee, will have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.
SECTION 4.09.    Ownership and Subsidiaries. The Company is an electric generation and transmission cooperative which is owned by its Members. Exhibit E hereto states, as of the date hereof, the name of each of the Company’s Subsidiaries, its jurisdiction of incorporation, and the percentage of its voting stock owned by the Company and/or its Subsidiaries. The Company and each Subsidiary has good and marketable title to all of the shares or other equity interest that it purports to own in each Subsidiary free and clear in each case of any Lien (other that the Lien of the Indenture). All such shares or other interests have been duly issued and are fully paid and non-assessable.
SECTION 4.10.    No Defaults. Neither the Company nor any Subsidiary is in default in the payment of principal or interest on any indebtedness for borrowed money, and no event has occurred and in continuing under the provisions of any instrument or document under and subject to which any indebtedness for borrowed money has been issued which constitutes or, with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder. In addition, the Company is not in default under any Wholesale Power Contract or any other agreement which, if terminates, could have a Material Adverse Effect.

SECTION 4.11.    Title to Properties. The Company and each Subsidiary has good and marketable title in fee simple (or its equivalent under applicable Law) to all material parcels of real property and has by good title to all the other material items or property it purports to own, including that reflected in the Financial Statements, except as sold or otherwise disposed of in the ordinary course of business and except for the Lien of the Indenture and Permitted Exceptions.
SECTION 4.12.    Taxes. To the knowledge of the Company, all tax returns required to be filed by the Company or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Company or any Subsidiary or upon any of their respective properties, income or franchises, which are shown to be due and payable in such returns have been paid. For all taxable years ending on or before December 31, 2012, the Federal income tax liability of the Company and its Subsidiaries has been satisfied and either the period of limitations on assessment of additional Federal income tax has expired or the Company and its Subsidiaries have entered into an agreement with the Internal Revenue Service closing conclusively the local tax liability for the taxable year. The Company is not under examination by the Internal Revenue Service nor any State Departments or Revenue. The Company does not know of any proposed material additional tax assessment against it, and no material controversy in respect of additional Federal or state income taxes due since said date is pending or to the knowledge of the Company threatened. The provisions for taxes on the books of the Company and each Subsidiary are adequate for all open years, and for its current fiscal period.
SECTION 4.13.    Compliance with Environmental Laws. Neither the Company nor any Subsidiary is in material violation of any applicable Laws relating to public health, safety or the environment (including, without limitation, relating to releases, discharges, emissions or disposals to air, water, land or ground water, to the withdrawal or use of ground water, to the use, handling or disposal of polychlorinated biphenyls (PCB’s), asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, crude oil or any fraction thereof, or other hydrocarbons), pollutants or contaminants, to exposure to toxic, hazardous or rother controlled, prohibited or regulated substances), which violation could have a Material Adverse Effect. No investigation claim, litigation, proceedings, order, judgment, decree, settlement, Lien or the like with respect to any environmental matter is threatened or in existence with respect to the properties or operations of the Company or any Subsidiary under any federal, state or local environmental Law, including, without limitation, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), or the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 et seq.).
SECTION 4.14.    ERISA. All ERISA Plans maintained by the Company or any ERISA Affiliate are, to the best knowledge of the Company, in substantial compliance with ERISA, the Code, and any other applicable Law, and none of such ERISA Plans is insolvent or in reorganization. Neither the Company nor any ERISA Affiliate has incurred any liability (including any contingent liability) to or on account of any such ERISA Plan, which would reasonably be expected to have a Material Adverse Effect. Except as disclosed in any officer’s certificate or application submitted in connection with a Supplement, the present value of all accumulated benefit obligations under each ERISA Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the asset of such ERISA Plan by an amount which, if it were to become due, would cause a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded ERISA Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount which, if it were to become due, would cause a Material Adverse Effect. No proceedings have been instituted to terminate any Guaranteed Pension Plan. Neither the Company nor any ERISA Affiliate has received notice from a duly authorized representative of any Multiemployer or Multiple Employer Plan that the Plan is insolvent, in reorganization or that termination proceedings have been instituted or that the Company or ERISA Affiliate has incurred any liability (including any contingent liability) to or on account of any such Multiemployer or Multiple Employer Plan, which would reasonably be expected to have a Material Adverse Effect.
SECTION 4.15.    Conflicting Agreements. None of the Loan Documents conflicts with, or constitutes (with or without the giving of notice and/or the passage of time and/or the occurrence of any other condition) a default, under, the Indenture or any other agreement to which the Company or any Subsidiary is or expects to become a party or by which the Company, and Subsidiary, or any of its or their properties may be bound or affected.
SECTION 4.16.    Indenture Matters. (A) The Company has the right, without obtaining any waiver or third party consent, to secure the Note under the Indenture equally and notably with all other Obligations; (B) without limiting (A) above, all financial and other tests required to be met in order for the Note to be secured under the Indenture equally and ratably with all other Obligations haw been met, and the Company has the right to secure the Note under the Indenture; (C) with the exception of Obligations issued pursuant to the Prairie Winds ND-I Indenture and Prairie Winds SD-I Indenture, as of the date hereof, the Company has not issued any Obligations upon the basis of Designated Qualifying Securities or designated any of its property as Excludable Property; (D) all real property owned by the Company has been included in the Trust Estate and has been correctly described thereunder, (E) all real property comprising the Trust Estate is located in the states and counties in which the Indenture has been recorded; (F) the Indenture is sufficient in form and content to grant to the Trustee, as security for all Obligations and all other sums secured by the Indenture, a valid and enforceable Lien against the Trust Estate having the priority contemplated in the Indenture; (G) the Indenture and one or more UCC-1 financing statements in proper form have been filed or recorded in all places required by Law in order to perfect the Lien of the Indenture on that part of the Trust Estate in which a Lien can be perfected by the filing or recording of a indenture, mortgage, deed of trust, security agreement, or UCC-1 financing statement; (F) all taxes and fees due and payable as a result of the execution of the Loan Documents, the Indenture, the debt secured thereby, or the recording thereof or of any related UCC-1 financing statement have been paid in full; (G) the Indenture accords the Trustee, as security for all Obligations and all other sums secured by the Indenture, a duly recorded and perfected Lien on that portion of the Trust Estate in which a Lien can be perfected by filing or recording an indenture, mortgage, deed of trust, security agreement, and a UCC-1 financing statement.
SECTION 4.17.    Compliance. No Default or Event of Default exists.
SECTION 4.18.    Rate Matters. The Company’s rates have been approved by all Governmental Authorities having jurisdiction over its rates and by its board of directors, any required committee thereof, and, if required, by its Members.
SECTION 4.19.    Solvency. After giving effect to the transactions contemplated herein, the Company and each of its Subsidiaries, individually and on a consolidated basis, is and will be Solvent.
SECTION 4.20.    Investment Company; Federal Power Act. Neither the Company nor and Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “registered holding company”, or an “affiliate” of a “registered holding company” or a “Subsidiary company” of a “registered holding company”, within the meaning of the Public Utility Holding Company Act of 2005, as amended.
SECTION 4.21.    Margin Stock; Use of Proceeds. Neither the Company nor any Subsidiary is engaged principally, or as one of its primary activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System). The Company will not use the proceeds of the Loan in a manner that violates any provision of Regulation U or X of the Board of Governors of the Federal Reserve System.
SECTION 4.22.    Insurance. (A) The Company and each Subsidiary maintains insurance with such companies or associations, in such amounts, and covers such risks as required by Section 5.03 hereof; and (B) all policies insuring the Trust Estate meet the requirements of the Indenture, including any requirement to have an endorsement thereto naming the Trustee as loss payee/mortgagee.
SECTION 4.23.    Wholesale Power Contracts. Set forth on Schedule 4.23 hereof is a complete list, as of the date hereof, of all Wholesale Power Contracts. Each of the Wholesale Power Contracts is in full force and effect and neither the Company nor any counterparty thereto is in material default of any of its obligations thereunder (Except to the extent any such failure to be in full force and effect or any such default would not constitute an Event of Default under Section 7.10 hereof). In addition, each Wholesale Power Contract is legal, valid, binding on, and enforceable against the Company and, to it knowledge, the counterparty thereto, subject only to the limitations on enforceability imposed by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws respecting creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or al law) and except that any such failure to be legal, valid, binding on, and enforceable against the Company or the counterparty thereto would not constitute an Event of Default under Section 7.10 hereof.

ARTICLE 5
AFFIRMATIVE COVENANTS
Unless otherwise agreed to in writing by CoBank, while this Agreement is in effect, the Company agrees to:
SECTION 5.01.    Maintenance of Existence, Etc. Preserve and maintain its existence and good standing in the jurisdiction or its formation, qualify and remain qualified to transact business in all jurisdictions where the failure to be so qualified would reasonably be expected to have a Material Adverse Effect, and obtain and maintain all licenses, permits, franchises, patents, copyrights, trademarks, trade names, or rights thereto, the absence of which would reasonably be expected to have a Material Adverse Effect.
SECTION 5.02.    Compliance With Indenture and Laws.
(A)    Indenture. Comply with all of the terms of the Indenture. Without limiting the foregoing, the Company will have for each fiscal year of the Company, a Margins for Interest Ratio of not less than 1.10.
(B)    Laws. Comply in all material aspects, and cause each Subsidiary to comply in all material respects, with all applicable Laws (including all Laws relating to the environment and ERISA), which, if not complied with, could have a Material Adverse Effect. Without limiting the foregoing, the Company shall pay and cause each Subsidiary to pay all taxes, assessments or governmental charges lawfully levied or imposed on or against it and its properties prior to the time they become delinquent, except for any such taxes, assessments, or charges that: (1) are being contested in good faith and by appropriate proceedings; (2) for which reserves to the extent required by GAAP have been established and maintained on its books; and (3) in the event such taxes, assessments or charges are secured by a Lien, such Lien is stayed.
SECTION 5.03.    Insurance. Maintain insurance with such companies, in such amounts, and covering such risks as is required to be maintained by the Company under the terms of the Indenture. In addition, the Company agrees to: (A) cause each Subsidiary to maintain insurance in such amounts and covering such risks as are usually carried by companies engaged in the same business and similarly situated; and (B) maintain and cause each Subsidiary to maintain flood insurance in such amounts as is required by the flood insurance laws applicable to loans by CoBank to its borrowers. The Company agrees to furnish to CoBank such proof of compliance with this Section as CoBank may from time to time reasonably require. All policies insuring the Trust Estate shall have lender or mortgage loss payable clauses or endorsements in favor of the Trustee in form and content, and as otherwise required by the Indenture.
SECTION 5.04.    Property Maintenance. Maintain the System in accordance with Prudent Utility Practice.

SECTION 5.05.    Books and Records. Keep, and cause each Subsidiary to keep, adequate records and books of account in which complete entries will be made in accordance with Accounting Requirements.
SECTION 5.06.    Reports and Notices. Furnish to CoBank:
(A)    Annual Financial Statement. As soon as available, but it no event more than 120 days after the end of each fiscal year of the Company occurring during the term hereof, annual consolidated and consolidating financial statements of the Company and its consolidated Subsidiaries prepared in accordance with GAAP consistently applied. Such financial statements shall; (a) in the case of the consolidated statements, be audited by a firm of nationally recognized independent certified public accountants selected the Company; (b) in the case of the consolidated statements, be accompanied by a report of such accountants containing an opinion to the effect that the financial statements; (i) were audited in accordance with generally accepted auditing standards; and (ii) present fairly, in all material respects, the financial position of the Company and its consolidated Subsidiaries as at the end of the year and the results of its and their operations for the year then ended, in conformity with GAAP; (c) be prepared in reasonable detail and in comparative form; and (d) include a balance sheet, a statement of operations, a statement of changes in equity, a statement of cash flows, and all notes and scheduled (including consolidating schedules) relating thereto.
(B)    Interim Financial Statements. As soon as available, but in no event more than 60 days after the end of the first three fiscal quarters of the Company of each year occurring during the term hereof, a consolidated balance sheet of the Company and its consolidated Subsidiaries as of the end of such quarter and a consolidated statement of operations for the Company and its consolidated Subsidiaries for such period and fore the period year to date, all prepared in reasonable detail and in comparative form in accordance with GAAP consistently applied.
(C)    Officer’s Certificate. Together with each set of financial statements delivered to CoBank pursuant to Subsection (A) of this Section 5.06, a certificate of the Chief Financial Officer of the Company (or other officer of the Company acceptable to CoBank) in the form attached hereto as Exhibit F: (1) stating the Margin for Interest Ratio achieved by the Company for the fiscal year covered by such financial statements and setting forth the calculations used in computing such Ratio (2) setting forth the Company’s Credit Rating from each Rating Agency which is computing such Ratio (2) setting forth the Company’s Credit Rating from each Rating Agency which has issued a Credit Rating and (3) certifying that, to the best knowledge of such officer, no Default or Event of Default occurred during the period covered by such statements or, if a Default or Event of Default did occur during such period, a statement as to the nature thereof, whether such Default or Event of Default s continuing, and if continuing, the action which is proposed to be taken with respect thereto.
(D)    Budgets. As soon as available, but in no event more than 60 days after each fiscal year end, annual budgets and forecasts of operations for the Company and its Subsidiaries for the ensuing year and for a ten year period, in such detail as CoBank may from time to time reasonably require.

(E)    Notice of Litigation, Material Matters, Etc. Promptly after becoming aware thereof, notice of: (1) the commencement or any action, suit or proceeding against the Company or any Subsidiary before any court, Governmental Authority, arbitrator, mediator or the like which, if adversely decided, could reasonably be expected to have a Material Adverse Effect; (2) the receipt of any notice, indictment, pleading, or other communication alleging a condition that: (a) may require the Company or any Subsidiary to undertake or to contribute to a clean-up or other response under any environmental Law, or which seeks penalties, damages, injunctive relief, or other relief as a result of an alleged violation of any such Law, or which claims personal injury or property damage as a result of environmental factors or conditions; and (b) if true or proven, could reasonably be expected to have a Material Adverse Effect or result in criminal sanctions; (3) the occurrence of any ERISA Reportable Event that, alone or together with any other ERISA Reportable Events that have occurred, would reasonably be expected to result in liability of the Company or any ERISA Affiliate in an amount which would constitute a Material Adverse Effect; (4) the occurrence of any other event or matter (including the rendering of any order, judgment, ruling and the like) which could reasonably be expected to have a Material Adverse Effect ; (5) the occurrence of any event under the Indenture or any Qualifying Securities Indenture which would require the Trustee or any Subsidiary Trustee to resign; and (6) the breach by the Trustee or any Subsidiary Trustee of any provision of the Indenture or any Qualifying Securities Indenture.
(F)    Notice of Default. Promptly after becoming aware thereof, notice of the occurrence of a Default, an Event of Default, a Qualifying Securities Indenture Default, or a Qualifying Securities Indenture Event of Default.
(G)    Notice of Certain Events. Notice of each of the following at least 30 days prior thereto: (1) any change in the name or structure of the Company; or (2) any change in the Trustee or any Subsidiary Trustee; (3) the sale by the Company or any Subsidiary of all or a portion of the equity interests held by the Company or any Subsidiary in a Subsidiary; and (4) the discontinuance of any material part of the operations of the Company or any Qualifying Subsidiary; provided, however, that the Company may not undertake any transaction contemplated in Subsections (1) and (2) hereof unless, prior thereto, it has taken all steps required by the Indenture or under Law in order to ensure that the Lien of the Indenture remains perfected.
(H)    Ratings. Promptly after receipt thereof by the Company, a copy of each Credit Rating received by the Company, together with all reports issued in connection therewith.
(I)    Notices Regarding Wholesale Power Contracts. Promptly after becoming Aware thereof, notice of: (1) any material modification to any Wholesale Power Contract (provided for purposes of clarification, the substitution and revision of rates by the Company's board of directors as contemplated in the Wholesale Power Contract is not a material modification thereof as long as such modification would not reasonably be expected to have a Material Adverse Effect); (2) a default in the performance of any Member or Members of its or their payment obligations under a Wholesale Power Contract where the aggregate principal amount of such default or defaults exceeds 3% of the Company’s revenues for the previous fiscal year and such default or defaults have continued unremedied for thirty or more days beyond the applicable grace period, if any; (3) its receipt of a judicial or regulatory filing made by a Member of the Company (a) requesting to withdraw from, or any material modification to, any of its obligations under its Wholesale Power Contract; or (b) contesting the validity or enforceability or its Wholesale Power Contract; or (4) any release or termination of a Member's payment obligations under a Wholesale Power Contract.
(J)    Supplemental Indentures. Promptly after entering into same with the Trustee, a copy of all supplements to the Indenture amending the terms and provisions of the Indenture. In addition, promptly after each Qualifying Subsidiary enters into a Qualifying Securities Indenture or a supplement to the Indenture thereto amending the terms and provisions of a Qualifying Securities Indenture, a copy of same.
(K)    [Intentionally Omitted]
(L)    Matters Regarding the Trustee. Promptly after becoming aware thereof, notice of (1) the resignation of the Trustee, any Co-Trustee, or any Qualifying Securities Trustee; (2) any change in the address of the Trustee; (3) any conflict of interest of the Trustee or any Qualifying Securities Trustee that requires the Trustee or any Qualifying Securities Trustee to resign; and (4) any failure on the part of the Trustee or any Qualifying Securities Trustee to comply with the terms of the Indenture or any Qualifying Securities Indenture. In addition, the Company agrees to furnish notice to CoBank not less than 30 days prior to replacing the Trustee.
(M)    Opinion Concerning Perfection. Within 45 days after a written request therefor (which request may only be made if a Default or Event of Default occurs), an opinion of counsel to the Company and any Qualifying Subsidiary (which counsel must be acceptable to CoBank) to the effect that the Trustee or any Qualifying Securities Trustee has a duly perfected Lien on the Trust Estate as and to the extent contemplated by the Indenture and any Qualifying Securities Trust Estate as and to the extent contemplated by the Qualifying Securities Indenture, and, if there are any other Liens on the Trust Estate or any Qualifying Securities Trust Estate, a list of those Liens, together with,, with respect to each Lien, a statement of whether it is a Permitted exception, a Prior Lien, a subordinate Lien, or a Lien that is not permitted under the terms of the Indenture or any Qualifying Securities Indenture. Nothing contained in this provision shall be construed as limiting CoBank’s rights under Section 8.01 hereof or under any other Loan Document.
(N)    Other Information. Such other information regarding the condition or operations, financial or otherwise, of the Company and its Subsidiaries as CoBank may from time to time reasonably request, including copies of all opinions furnished under Section 13.5 (A) and (B) of the Indenture and all pleadings, notices and communications referred to in Section 5.06(E) hereof.
SECTION 5.07.    Capital. Acquire equity in CoBank in such amounts and at such times as CoBank may from time to time require in accordance with its bylaws and capital plan (as each may be amended from time to time), except that the maximum amount of equity that the Company may be require to purchase in connection with the Loan may not exceed the maximum amount permitted by the bylaws on the date of this Agreement. The rights and obligations of the parties with respect to such stock and any patronage or other distributions made by CoBank shall be governed by CoBank’s bylaws and capital plan (as each may be amended from time to time).
SECTION 5.08.    Inspection. Permit CoBank, its participants, or its or their agents, upon reasonable notice and during normal business hours or at such other times as the parties may agree, to examine the properties, books and records of the Company and its Subsidiaries, and to discuss its affairs, finances and accounts withs its officers, directors, and independent certified public accountants.
SECTION 5.09.    Ratings. Maintain a Credit Rating with S&P or Moody’s.
SECTION 5.10.    Excepted Property. If an Event of Default or a Qualifying Securities Indenture Event of Default has occurred and is continuing and CoBank so requests in writing; (A) enter into a Supplemental Indenture with the Trustee and cause each Qualifying Subsidiary to enter into a supplemental indenture or like instrument with each Subsidiary Trustee (in form and content reasonably acceptable to the Trustee, the Subsidiary Trustee, and CoBank) adding to the Trust Estate or Subsidiary Trust Estate such Excepted Property as CoBank may designate in writing; and (B) promptly record the same in all places required by Law in order to accord the Trustee and the Subsidiary Trustee a duly perfected Lien on the designated Excepted Property; provided, however, that unless a Qualifying Securities Indenture Event of Default could reasonably be expected to have a Material Adverse Effect, the Company’s obligations hereunder shall be limited to causing the Qualifying Subsidiary with respect to which the Qualifying Securities Indenture Event of Default has occurred, to enter into a supplemental indenture or like instrument as provided above.
SECTION 5.11.    Security.
(A)    Indenture. By December 31, 2016, the Company will deliver to CoBank; (1) the original Replacement Note, duly executed by the Company and authenticated by the Trustee; (2) duly executed copies of the Supplemental Indenture and each of the instruments and documents required to be furnished to the Trustee under the Indenture in order to establish the Replacement Note as an Obligations secured under the Indenture, including, without limitation: (A) the Board Resolution required by Section 4.1 of the lndenture; (B) the Officer’s Certificate required by Section 4.1 B of the lndenture; and (C) the Opinion of Counsel required by Section 4. l(C) of the Indenture, all of which must be in form and content reasonably acceptable to CoBank; and (3) an opinion of counsel to the Company (which counsel and opinion must be acceptable to CoBank) to the effect that: (a) the Replacement Note his been secured under the Indenture equally and ratably with all Obligations secured thereby; (h) the Supplemental lndenture has been recorded in each place where the lndenture has been recorded; (c) all taxes and fees arising in connection with the transaction contemplated hereby or the recording of the Supplemental Indenture have been paid in full; and (d) the lndenture accords the Trustee, as security for all Obligations (including the Company's obligations under the Replacement Note), a duly recorded and perfected first priority Lien (subject only to Permitted Exceptions that are entitled to priority as a matter of Law) on that part of the Trust Estate in which a Lien can be perfected by the filing of an indenture, mortgage, deed of trust, security agreement, or UCC-1 financing statement.
(B)    Further Assurances. The Company shall take, and cause each Qualifying Subsidiary to take, such stops (including the execution and recording of such instruments and documents) as CoBank may from time to time reasonably require in order to enable: (1) the Trustee to obtain, perfect and maintain its Lien in the Trust Estate; and (2) any Subsidiary Trustee to obtain, perfect and maintain its Lien on the Subsidiary Trust Estate; provided, however, that nothing contained herein shall obligate the Company to take steps which are in conflict with the requirements of the Indenture, any Qualifying Securities Indenture, or any contrary direction provided by the requisite Holders.
SECTION 5.12.    Condemnation. In the event all or a material portion of the System is taken in a condemnation action or proceeding or in a like proceeding or is sold or otherwise transferred in lieu thereof or pursuant to any right of any Governmental Authority to direct the sale of transfer thereof, the Company shall apply the proceeds thereof to the redemption of the Obligations.
ARTICLE 6
NEGATIVE COVENANTS
Unless otherwise agreed to in writing by CoBank, while this Agreement is in effect:
SECTION 6.01.    Consolidations, Mergers and Corporate Reorganizations. The Company shall not consolidate or merge with or into any other Person, or convey or transfer all or any material portion of its assets to any Person, or otherwise reorganize its corporate structure to transfer functions or any part of its assets to any other Person, or enter into a ResturcturingT transaction.
SECTION 6.02.    Material Contracts. The Company will not: (A) enter any contract for the management or operation of all or any material portion of its assets; (B) breach or terminate any Wholesale Power Contract; or (C) amend, supplement, modify, or waive any provision of a Wholesale Power Contract, if the effect thereof could reasonably by expected to have a Material Adverse Effect.
SECTION 6.03.    Negative Pledge. Except for Permitted Exceptions, the Company shall not, directly or indirectly create, incur, assume, or permit to exist any Lien on the Trust Estate that is subordinated to the Lien of the Indenture, unless the instrument under which such Lien is created expressly states that: (i) it is subordinate to the Lien of the Indenture (whether or not duly recorded or perfected); and (ii) the holder thereof shall not have a right to foreclose on, or to exercise any other remedies; provided, however, that the Company shall not be required to comply with (ii) above if the Indenture provides that an Indenture Event of Default will arise upon the foreclosure of or the taking of any other action to enforce such subordinated Lien.

SECTION 6.04.    Indenture Restrictions. Notwithstanding the provisions of the Indenture, the Company shall not:
(A)    enter into a Supplemental Indenture pursuant to Section 12.1I of the Indenture if the effect thereof is to materially adversely affect the interest of the Holders of the Obligations;
(B)    enter into a Supplemental Indenture pursuant to Section 12.1C, 12.1D, 12.1I or 12.1K of the Indenture if (a) the holders of the Obligations issued under such Supplemental Indenture are granted greater security rights in and to the Trust Estate than those security rights enjoyed by CoBank in its capacity as a Holder of Obligations under the Indenture, provided, however, that neither (I) the existence of Credit Enhancement not (II) the creation and maintenance of debt service or similar funds for the payment of the principal and interest on Obligations issued under such Supplemental Indenture (to the extent such debt service or other similar funds are funded from the proceeds of the issuance of such Obligations or funded in connection with the refinancing of other debt by such Obligations), shall constitute greater security rights in and to the trust Estate within the meaning of this Section; (b) the Holders of the Obligations issued under such Supplemental Indenture are given an independent right to accelerate repayment of such Obligations (Whether directly or indirectly, including through a mandatory or optional redemption provision), unless such acceleration right is also given to CoBank provided, however, that: (I) rights to acceleration arising as a result of the fact that interest on Obligations (or others indebtedness secured by such Obligations) is not excludable from the gross income of the holder thereof pursuant to the Internal Revenue Code, as amended, shall not constitute the providing of an independent right to accelerate within the meaning of this Section; and (II) that acceleration and similar rights may be granted to any governmental authorities and trustees without first complying with this Section in connection with the issuance of Obligations (or other indebtedness secured by such Obligations) the interest on which is excludable from the gross income of the holder thereof pursuant to the Internal Revenue Code, as amended, if such acceleration and similar rights are substantially similar to those granted to Mercer County, North Dakota and The First National Bank of Chicago, as trustee, pursuant to the Trust Indenture dated as of November 1, 1984 authorizing $147,000,000 Adjustable/Fixed Rate Pollution Control Bonds (Basin Electric Power Cooperative Antelope Valley Station) prior to conversion of the interest on such Bonds to a long-term interest rate pursuant to the provisions of subsection 3 of Section 2.04 of such Indenture; or (c) modify or alter Section 8.7 of the Indenture or the obligation of the Trustee under the Indenture to hold the Trust Estate for the equal and proportionate benefit and security of the Holders, without any priority of any Obligation over any other Obligation.
(C)    Excluded Property. Exercise its option under the Indenture or permit any Qualifying Subsidiary to exercise a like option under a Qualifying Securities Indenture to exclude property from the Lien of the Indenture or Qualifying Securities Indenture if foreclosure of such property would reasonably be expected to results in a Material Adverse Effect.
(D)    Trustee. Appoint a trustee or a Co-Trustee under the Indenture unless the Trustee or Co-Trustee: (A) is organized under the Laws of the United States or any state; (B) has its principal place of business in the United States; (C) has combined capital and surplus of not less than $500,000,000; and (D) would otherwise qualify to serve as a trustee under the provisions of the TIA. In addition, without the prior written consent of CoBank, the Company will not remove any Trustee while a Default or Event of Default shall have occurred and be continuing.
SECTION 6.06    Other Businesses, Fiscal Year, Etc. The Company will not: (A) engage in any business that is substantially different from or unrelated to the business conducted by the Company on the date hereof; or (B) change its fiscal year.
SECTION 6.07.    Releases. Apply to have any Wholesale Power Contract released from the Lien of the Indenture.
SECTION 6.08.    Organizational Documents. Modify, supplement or waive any of the provisions of its articles of incorporation, bylaws or any other constituent document if the effect thereof, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
SECTION 6.09.    Transaction with Affiliates. Enter into or permit any Qualifying Subsidiary to enter into any material transaction with any Affiliate or Member of the Company except any of the following: (A) transactions in the ordinary course of business at process and on terms and conditions not less favorable to the Company or such Qualifying Subsidiary than could be obtained on an arm’s-length basis for any such transaction from unrelated or un-Affiliated third parties recognizing, if applicable, the not-for-profit, cooperative business of the Company and the Qualifying Subsidiary, (B) transactions that are priced at the Company’s or such Qualifying Subsidiary’s costs, and (C) transactions otherwise expressly permitted under this Agreement.
SECTION 6.10.    Distributions. Declare or pay, directly or indirectly, any Distribution other than Distributions permitted by the Indenture, as same may be amended from time to time.
SECTION 6.11.    Prepayment or Defeasance. While any Indenture Default or Indenture Event of Default shall have occurred and be continuing, defease or prepay or permit any Qualifying Subsidiary to defease or prepay (directly or indirectly) any Obligation.
SECTION 6.12.    Wholesale Power Contracts. Amend, waive or otherwise modify any Wholesale Power Contract in a manner which would not allow the Company to set rates thereunder to, when considered together with all other Wholesale Power Contracts, recover all costs and expenses (including all debt service) to the extent not covered by other moneys available to the Company.
SECTION 6.13.    Hedging Transaction. Enter or permit any Qualifying Subsidiary to enter into any Hedging Transaction that is not related to its respective operations.

SECTION 6.14.    Liens. The Company shall not, directly or indirectly, and will not allow any Qualifying Subsidiary to, directly or indirectly, create, incur, assume or permit to exist any Lien on the Trust Estate or Qualifying Securities Trust Estate other than Liens permitted by the Indenture or Qualifying Securities Indenture. In addition, the Company shall not, directly or indirectly, and will not allow any Qualifying Subsidiary to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to an entire type or class of Excepted Property as a type or class.
ARTICLE 7
EVENTS OF DEFAULT
Each of the following shall constitute an “Event of Default” hereunder:
SECTION 7.01.    Payment Default. The Company should fail to make when due any payment to CoBank hereunder or under the Note, and such failure shall continue for five Business Days.
SECTION 7.02.    Indenture. An Indenture Event of Default shall have occurred and be continuing.
SECTION 7.03.    Representations and Warranties, Etc. Any opinion, certificate or like document furnished to CoBank or the Trustee by or on behalf of the Company, or any representation or warranty made or deemed made by the Company herein or in any other Loan Document, shall prove to have been false or misleading in any material respect on or as of the date furnished, made or deemed made.
SECTION 7.04.    Covenants. The Company should fail to perform or comply with: (A) Sections 5.06(F) or 5.11(A) hereof or (B) any other covenant or agreement set forth herein (other than a covenant or agreement reference in Subsection (A) hereof or any other Section of this Article 7) and, if curable, such failure continues for 30 days after written notice thereof shall have been given by CoBank to the Company.
SECTION 7.05.    Change of Control. The Company shall cease to be an electric generation and transmission cooperative, a majority of which is owned by rural electric distribution cooperatives and rural electric generation and transmission cooperatives.
SECTION 7.06.    Insolvency, Etc. The Company shall: (A) become insolvent or shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (B) suspend its business operations or a material part thereof; or (C) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, or other custodian for it or any of its property.
SECTION 7.07.    Trustee. The Trustee ceases to be qualified to serve as Trustee under the provisions or the Indenture and the Company fails to remove the Trustee and appoint a new Trustee that so qualifies, within 90 days of the disqualification.

SECTION 7.08.    ERISA. Tho Company or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Phan pursuant to Title IV of ERISA in an aggregate amount exceeding $10,000,000, or the Company or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding the lesser of $20,000,000 or 10% of aggregate margins and equities of the Company (determined in accordance with Accounting Requirements as of the Company’s most recent fiscal quarter end), or any of the following occurs with respect to a Guaranteed Pension Plan; (i) an ERISA Reportable Event, or a failure to make a required installment or other payment (within the meaning of §303(k) of ERISA), provided that CoBank determines in its reasonable discretion that such event (A) could reasonably by expected to result in liability of the Company or any of its ERISA Affiliates to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $10,000,000 and (B) could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Pension Plan or for the imposition of a lien in favor of such Guaranteed Pension Plan; or (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan.
SECTION 7.09.    Foreclosure. The holder of any Lien on assets which are material to the operation of the Company shall commence foreclosure (or exercise like remedies with respect to) such Lien.
SECTION 7.10.    Certain Member Events.
(A)    Any one or more Members of the Company shall at any one time default in the performance of any payment obligations under its or their Wholesale Power Contracts where the aggregate principal amount of such default shall constitute an Event of Default hereunder to the extent that the Company has extended credit terms to the applicable Member with respect to such payment obligations and such Member is in compliance with such credit terms;
(B)    any one or more Members of the Company shall, during any Rolling Five Year Period, contest the validity or enforceability of its or their Wholesale Power Contracts representing 20% or more of the Company’s Rolling Five Year Average Revenues by filing any judicial or regulatory action, suit or proceeding (with the Company’s revenue base calculated as of the end of the Company’s fiscal year immediately preceding any such filing) seeking as a remedy the declaration of the unenforceability or the material modification of its or their Wholesale Power Contracts, and such judicial or regulatory body shall have issued a final and non-appealable order (i) declaring all or a materials portion of such Wholesale Power Contract unenforceable, or (ii) modifying such Wholesale Power Contract in any material manner; or
(C)    one or more Wholesale Power Contracts which, individually or in the aggregate represent 20% or more of the Company’s Rolling Five Year Average Revenues shall, during any Rolling Five Year Period, for any reason be terminated.

SECTION 7.11.    Loan Documents. Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the Company (or with respect to any Qualifying Securities Indenture, the Qualifying Subsidiary) or any such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms or as may be agreed to by the parties thereto) or become or be declared ineffective or inoperative or shall in any way be challenged or contested by any party thereto (other than CoBank) or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby.
ARTICLE 8
REMEDIES UPON DEFAULT
SECTION 8.01.    Remedies. Upon the occurrence and during the continuance of an Event of Default, CoBank may terminate the Commitment, declare the unpaid principal balance of the Note, all accrued interest thereon, and all other amounts payable under this Agreement, the Note, and all other Loan Documents to be immediately due and payable, and take such other action as may be permitted by Law or in equity, including an action or proceeding to specifically enforce any covenant contained herein or to retrain the breach thereof; provided, however, that in the event the Note is secured under the Indenture, then CoBank shall only have the right to accelerate repayment of the Note if permitted by the Indenture. The Company hereby waives any defense to any such action that an adequate remedy at law exists.
SECTION 8.02.    Default Rate. Upon the occurrence and during the continuance of any Event of Default, CoBank may, at its option in each instance and automatically following an acceleration, charge interest on the unpaid principal balance of the Note at the Default Rate.
SECTION 8.03.    Miscellaneous. Each and every one of CoBank’s rights and remedies shall be cumulative and may be exercised from time to time, and no failure on the part of CoBank to exercise, and no delay in exercising, any right or remedy shall operate as a waiver thereof, and no single or partial exercise of any right or remedy shall preclude any future or other exercise thereof, or the exercise of any other right. Without limiting the foregoing, CoBank may hold and/or set off and apply against the company’s obligations to CoBank the proceeds of any equity in CoBank and cash collateral held by CoBank, or any other balances held by CoBank for the Company’s account (whether or not such balances are then due).
SECTION 8.04.    Application of Funds. Upon the occurrence and during the continuance of an Event of Default, CoBank may apply all payments received by it to the Company’s obligations to CoBank in such order and manner as CoBank may elect in its sole discretion; provided, however, that to the extent that the Indenture requires a specific application, such application shall control.

ARTICLE 9
MISCELLANEOUS
SECTION 9.01.    Complete Agreement, Amendments, Etc. The Loan Documents are intended by the parties to be a complete and final expression of their agreement. No Amendment, modification, or waiver of any provision of the Loan Documents, and no consent to any departure by the Company herefrom or therefrom, shall be effective unless approved by CoBank and contained in a writing signed by or on behalf of CoBank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
SECTION 9.02.    Applicable Law, Jurisdiction. Except to the extent governed by applicable federal Law, this Agreement and the Note shall be governed by the Laws of the State of Colorado, without reference to choice of law doctrine. The parties agree to submit to the non-exclusive jurisdiction of any federal or state court sitting in Colorado for any action or proceeding arising out of or relating to this Agreement or any other Loan Document. The Company hereby waives any objection that it may have to any such action or proceeding on the basis of forum non-conveniens.
SECTION 9.03.     Notices. All notices hereunder shall be in writing and shall be deemed to have been duly given upon delivery if personally delivered or sent by overnight mail or by facsimile or similar transmission, or three (3) days after mailing if sent by express, certified or registered mail, to the parties at the following addresses (or such other address as either party may specify by like notice):

If to CoBank, as follows:	If to the Company, as follows:

CoBank, ACB	Basin Electric Power Cooperative
6340 S. Fiddlers Green Circle	1717 East Interstate Avenue
Greenwood Village, Colorado 80111	Bismarck, North Dakota 58503
Facsimile: (303) 740-4002	Facsimile: (701) 557-5357
Attention: Power, Energy	Attention: Senior Vice President & CFO
And Utilities Division
SECTION 9.04.    Costs, Expenses, and Taxes. To the extent allowed by Law, the Company agrees to pay all reasonable out-of-pocket costs and expenses (including the fees and expenses of counsel retained by CoBank) incurred by CoBank in connection with the origination, administration, interpretation, collection, and enforcement of this Agreement and the other Loan Documents, including, without limitation: (A) all costs and expenses incurred in determining compliance with the Company’s obligations hereunder and the other Loan Documents; (B) all costs and expenses (including all court costs) incurred in connection with any action or proceeding arising in connection herewith or any bankruptcy, reorganization or like proceeding involving the Company or any Subsidiary; and (C) any stamp, intangible, transfer or like tax incurred in connection with this Agreement or any other Loan Document or the recording hereof or thereof.

SECTION 9.05.    Effectiveness and Severability. This Agreement shall continue in effect until all indebtedness and obligations of the Company under this Agreement and the Note shall have been paid or satisfied. Any provision of this Agreement or the Note which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof.
SECTION 9.06.    Successors and Assigns. This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the Company and CoBank and their respective successors and assigns, except that the Company may not assign or transfer its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of CoBank. From time to time, CoBank may sell and assign its rights and/or participations in its rights under this Agreement, the Note, and all instruments and documents executed in connection with, or relating hereto (Collectively, “Participations”); provided, however, that: (1) no such sale shall alter CoBank’s obligations hereunder; and (2) any agreement pursuant to which CoBank may sell a Participation: (a) shall provide that CoBank shall retain the responsibility to exercise CoBank’s rights hereunder and under the Indenture and to enforce the obligations of the Company; and (b) may provide that the approval of CoBank and participants holding more than 50% of the aggregate amount of the Loan and Commitment (or, in the event CoBank holds more than 50%, CoBank and at least one other participant) shall be required in order to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document or to take action to have the Loan declared due and payable pursuant to the terms of the Indenture; provided, however, that such agreement may provide that each of the participants may have rights to approve or disapprove: (i) any increase in the Commitment, or any reduction, modification or forgiveness in the principal amount, interest rates or prepayment premiums owing on the Loan; (ii) any change in the dates on which interest or principal is due: or (iii) the release of any material collateral for the Loan. In connection with the foregoing, CoBank may disclose information concerning the Company and its affiliates to all prospective purchasers.
SECTION 9.07.    Headings. Captions and headings used in this Agreement are for reference and convenience of the parties only, and shall not constitute a part of this Agreement.
SECTION 9.08.    Patriot Act Notice. CoBank hereby notifies the Company that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), it and its affiliates are required to obtain, verify and record information that identifies the Company, which information includes the name, address, tax identification number and other information regarding the Company that will allow CoBank to identify the Company in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for CoBank and its affiliates.
SECTION 9.09.    Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES SEVERALLY ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE BETWEEN SUCH PARTIES IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR

THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF COBANK RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS AND AGREES THAT IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTIONS IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. Except as prohibited by Law, each party to the Agreement hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Company certifies that no representative, agent or attorney of CoBank has represented, expressly or otherwise, that CoBank would not, in the event of litigation, seek to enforce the foregoing waivers. Each party to this Agreement acknowledges to the other that such other party has been induced to enter into this Agreement and the other Loan Documents, by, among other things, the waivers and certifications contained herein.
SECTION 9.10.    Taxes.
(A)    Payments Free of Taxes. Any and all payments by or on account of any obligation or the Company to CoBank under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law requires the deduction or withholding of any Tax from any such payment by the Company, then the Company shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Company shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 9.10(A)) CoBank receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(B)    Payment of Other Taxes by the Company. The Company shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of CoBank timely reimburse it for the payment of, any Other Taxes.
(C)    Indemnification by the Company. The Company shall indemnify CoBank, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by CoBank or required to be withheld or deducted from a payment to CoBank and any reasonable expenses arising therefrom or with respect thereto, whether or not such indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by CoBank shall be conclusive absent manifest error.
(D)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Company to a Governmental Authority pursuant to this Section 9.10, the Company shall deliver to CoBank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to CoBank.
(E)    Treatment of Certain Refunds. If CoBank determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 9.10 (including by the payment of additional amounts pursuant to this Section 9.10), it shall pay to the company an amount equal to such refund (but only to the extent of indemnity payments made under this Section 9.10 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of CoBank and without interest (other than any interests paid by the relevant Governmental Authority with respect to such refund). The Company, upon the request of CoBank, shall repay to CoBank the amount paid over pursuant to this Section 9.10(E) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that CoBank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 9.10(E), in no event will CoBank be required to pay any amount to the Company pursuant to this Section 9.10(E) the payment of which would place CoBank in a less favorable net after-Tax position than CoBank would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 9.10(E) shall not be construed to require CoBank to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Company or any other Person.
(F)    Survival. Each party’s obligations under this Section 9.10 shall survive the prepayment, satisfaction or discharge of all obligations owing by the Company to CoBank hereunder and under any Loan Document.
SECTION 9.11.    Counterparts and Electronic Delivery. This Agreement and any amendment hereto may be executed in counterparts (and by different parties in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single agreement. In addition, this Agreement and any amendment hereto may be delivered by electronic means.
(Signatures on Next Page(s))

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		BASIN ELECTRIC POWER COOPERATIVE

By:	/s/ John H. Kemper	By:	/s/ Paul M. Sukut
	John H. Kemper		Paul M. Sukut
Title:	Vice President	Title:	CEO & G.M.